Exhibit (g)(3)(b)

Amendment to Custody Agreement

This Amendment to the Custody Agreement (the “Amendment”) is made and effective as of May 22, 2020, by and between MainStay Funds Trust, a Delaware statutory trust (the “Trust”), and U.S. Bank National Association, a national banking association organized and exiting under the laws of the United States of America (the “Custodian”).

Witnesseth:

WHEREAS, the Trust and the Custodian are parties to that certain Custody Agreement dated as of June 16, 2014, as amended from time to time (the “Agreement”);

WHEREAS, the Trust and Custodian desire to amend such Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in such agreement, it is agreed between the respective parties hereto as follows:

1)	The Agreement is hereby amended to revise Exhibit B. Exhibit B is being amended to reflect:

(a)	The deletion of MainStay Cushing Energy Income Fund due to its merger with and into the MainStay CBRE Global Infrastructure Fund, effective after the close of business on May 22, 2020; and

(b)	The deletion of MainStay Cushing Renaissance Advantage Fund due to its merger with and into the MainStay CBRE Global Infrastructure Fund, effective after the close of business on May 22, 2020.

2)	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Anita Zagrodnik
Name:	Anita Zagrodnik
Title:	Senior Vice President

MAINSTAY FUNDS TRUST

By:	/s/ Kirk C. Lehneis
Name:	Kirk C. Lehneis
Title:	President

EXHIBIT B

To the Custody Agreement

Fund Name

A series of MainStay Funds Trust

Name of Series

MainStay Cushing® MLP Premier Fund